No. 1                                                        CUSIP No. 524908456

     LEHMAN BROTHERS HOLDINGS INC.
     2,000,000 Warrants
     Nikkei 225(SM) Index Call Warrants
     Expiring May 8, 2007

     This certifies that CEDE & Co., or registered assigns, is the registered holder of 2,000,000 Nikkei 225(SM) Index Call Warrants Expiring May 8, 2007 (the
"Warrants"). Each Warrant entitles the beneficial owner thereof (each a
"Warrantholder") to receive, subject to the conditions set forth herein and in the Warrant Agreement (as defined below), from Lehman Brothers Holdings Inc.
(the "Company") an amount in U.S. dollars (rounded down to the nearest one-hundredth of a cent) (the "Cash Settlement Value") that is the greater of
(A) zero and (B) the product of (i) the quotient obtained by dividing (x) the amount, if any, by which the Final Index Level for the applicable Valuation Date exceeds the Strike Price by (y) the Initial Index Level and (ii) the Notional
Amount. In no event shall a Warrantholder be entitled to any interest on any
Cash Settlement Value. Capitalized terms included herein but not defined herein have the meanings assigned thereto in the Warrant Agreement.

     The "Final Index Level" shall mean the Closing Index Level on the applicable Valuation Date, subject to postponement if a Market Disruption Event occurs. If the Calculation Agent determines that on a Scheduled Trading Day that would otherwise be a Valuation Date a Market Disruption Event has occurred and is continuing, then the Final Index Level to be used in the calculation of the
Cash Settlement Value in respect of an exercise of Warrants shall be calculated using as the Valuation Date the next Scheduled Trading Day on which there is not a Market Disruption Event; provided, however, if a Market Disruption Event occurs on each of the eight Scheduled Trading Days following the originally scheduled Valuation Date, then (a) that eighth Scheduled Trading Day shall be deemed the Valuation Date and (b) the Calculation Agent shall determine the
Final Index Level based upon its good faith estimate of the level of the
Relevant Index on that eighth Scheduled Trading Day.

     The "Valuation Date" for a Warrant will be the first Scheduled Trading Day following the Exercise Date, subject to postponement as a result of a Market
Disruption Event as described in the Warrant Agreement.

     A "Scheduled Trading Day" shall mean any day on which a Relevant Index is published by its publisher or otherwise determined by the Calculation Agent pursuant to this Agreement.

     "Closing Index Level" shall mean, with respect to any Relevant Index on any particular day, (a) the closing level of the Relevant Index as reported by the publisher of the Relevant Index on such day, as determined and adjusted by the
Calculation Agent pursuant to the Warrant Agreement, or (b) as otherwise determined by the Calculation Agent pursuant to the Warrant Agreement if the
Relevant Index has been discontinued or in the circumstances described in the proviso in the definition of "Final Index Level" above.

     The "Strike Price" shall equal the Initial Index Value.

     The "Initial Index Level" shall mean 11192.17, the Closing Index Level on
May 6, 2005.

     "Notional Amount" shall equal $66.00.

     Subject to the terms of the Warrant Agreement, each Warrant may be irrevocably exercised in whole but not in part on any Business Day from July 10,
2005 until 3:00 p.m., New York City time, on the earlier of (i) the Business Day immediately preceding May 8, 2007 (May 8, 2007 being referred to herein as the
"Expiration Date") and (ii) the Business Day immediately preceding the Delisting
Date, if any. Except in the event of automatic exercise (as described in the
Warrant Agreement), each Warrant shall be irrevocably exercised upon receipt by the Warrant Agent of such Warrant delivered free on the records of the
Depository to the Warrant Agent's Depository Participant Account (entitled
Citibank, N.A. Corporate Trust Warrant Agent Account, No. 9082, or such other account at the Depository as the Warrant Agent shall designate in writing to the
Company) (the "Warrant Account") pursuant to an Exercise Notice to the Warrant
Agent from a Participant, in the case of Warrants held through the facilities of the Depository, a Clearstream participant, in the case of Warrants held through
Clearstream, or a Euroclear participant, in the case of Warrants held through
Euroclear, acting, directly or indirectly, on behalf of the Warrantholder;
provided, however, that Exercise Notices are subject to rejection by the Warrant
Agent as provided in the Warrant Agreement. Except with respect to the Limit
Option, an Exercise Notice shall be unconditional.

     This Global Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

     The Warrants evidenced by this Global Warrant Certificate are part of a duly authorized issue of Warrants issued by the Company pursuant to a Warrant
Agreement, dated as of May 11, 2005 (the "Warrant Agreement"), among the
Company, Citibank, N.A. (the "Warrant Agent") and Lehman Brothers Inc. (the
"Calculation Agent"), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Warrantholders, the entities through which such Warrantholders hold their beneficial interests in the Warrants and the registered holder of this Global Warrant Certificate consent by acceptance of this Global Warrant Certificate by the Depository and which Warrant Agreement is hereby incorporated by reference in and made a part of this Global Warrant Certificate. A copy of the Warrant Agreement is on file at the Warrant Agent's Office, which is located at 111 Wall Street, 15th Floor,
New York, New York 10043.

     The Warrants constitute direct, unconditional and unsecured obligations of the Company and rank equally with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt.

     Subject to the terms of the Warrant Agreement and this Global Warrant
Certificate, and except for Warrants (x) subject to automatic exercise, (y) for which exercise is delayed pursuant to the Warrant Agreement or (z) which are held through the facilities of Clearstream or Euroclear, and subject to the
Limit Option, the "Exercise Date" for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Warrant and Exercise Notice in proper form with respect to such Warrant, if received at or prior to 3:00 p.m., New York
City

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time, on such day, or (ii) if the Warrant Agent receives such Warrant and
Exercise Notice after 3:00 p.m., New York City time, on a Business Day, then the
Business Day following such Business Day.

     In the case of Warrants held through the facilities of Clearstream or
Euroclear, except for Warrants subject to automatic exercise, and subject to the
Limit Option, the "Exercise Date" for a Warrant will be (i) the Business Day on which the Warrant Agent receives the Exercise Notice in proper form with respect to such Warrant if such Exercise Notice is received at or prior to 3:00 p.m.,
New York City time, on such day; provided that the Warrant is received by the
Warrant Agent by 3:00 p.m., New York City time, on the Valuation Date, or (ii)
if the Warrant Agent receives such Exercise Notice after 3:00 p.m., New York
City time, on a Business Day, then the Business Day following such Business Day;
provided that the Warrant is received by 3:00 p.m., New York City time, on the
Valuation Date relating to exercises of Warrants on the applicable Valuation
Day. In the event that a Warrant is received after 3:00 p.m., New York City time, on the applicable Valuation Date, then the Exercise Date for such Warrant will be the day on which such Warrant is received or, if such day is not a
Business Day, the following Business Day. In the case of Warrants held through the facilities of Euroclear, (a) participants must also transmit, by facsimile, to the Warrant Agent a copy of the Exercise Notice submitted to Euroclear by
3:00 p.m., New York City time, on the desired Exercise Date and (b) Euroclear must confirm by telex to the Warrant Agent by 9:00 a.m., New York City time, on the applicable Valuation Date that the Warrants will be received by the Warrant
Agent on such date; provided that if such telex communication is received after
9:00 a.m., New York City time, on the applicable Valuation Date, the Company will be entitled to direct the Warrant Agent to reject the related Exercise
Notice or waive the requirement for timely delivery of such telex communication.

     Subject to the terms of the Warrant Agreement and except in the event of automatic exercise, in connection with any exercise of Warrants, the related
Exercise Notice may specify that such exercise is subject to the condition that the Final Index Level that would otherwise be used to determine the Cash
Settlement Value of such Warrants shall not have declined by five percent (5%)
or more from the Limit Option Index Level for such Warrants. "Limit Option Index
Level", with respect to any Warrants subject to the Limit Option, means the last available Closing Index Level as of the applicable Exercise Date. The option of a Warrantholder to condition an exercise of Warrants as provided in the Warrant
Agreement is herein referred to as the "Limit Option". To be valid, such election must be specified in the related Exercise Notice. Each of the Warrant
Agent and the Company shall be entitled to rely conclusively on such Exercise
Notice, as received by the Warrant Agent, in determining whether such election has been validly made.

     The valuation of and payment for any exercised Warrant may be postponed as a result of a Market Disruption Event or as a result of the exercise of a number of Warrants exceeding the maximum permissible amount as described herein, in which case the Warrantholder will receive the Cash Settlement Value determined as of a later date.

     Subject to the terms of the Warrant Agreement, in the event the Warrants are delisted from, or permanently suspended from trading on (within the meaning of the Securities Exchange Act of 1934, as amended), the AMEX and not accepted at the same time for listing on

                                       3

another United States national securities exchange, Warrants not previously exercised will be deemed automatically exercised on the Delisting Date, in which case the Warrantholder will receive the Cash Settlement Value.

     All Warrants for which the Warrant Agent has not received an Exercise
Notice in proper form at or prior to 3:00 p.m., New York City time, on the earlier of (i) the Business Day immediately preceding the Expiration Date or
(ii) the Business Day immediately preceding the Delisting Date, if any, or for which the Warrant Agent has received an Exercise Notice in proper form but with respect to which timely delivery of the relevant Warrants has not been made, will be deemed automatically exercised on such date without any requirement of an Exercise Notice to the Warrant Agent.

     The Warrants will be issued in denominations of 100 Warrants and whole multiples of 100.

     Subject to the terms of the Warrant Agreement, all exercises of Warrants
(except in the case of automatic exercise of Warrants) shall be subject, at the
Calculation Agent's option, to the limitation that not more than 400,000
Warrants in total may be exercised on any Exercise Date. No fewer than 500
Warrants may be exercised by a Warrantholder at any one time, except in the case of automatic exercise of Warrants.

     The Company intends to treat and, by purchasing a Warrant, the
Warrantholder agrees to treat, for all tax purposes, a Warrant as a cash settlement option within the meaning of section 1234(c) of the Internal Revenue
Code of 1986, as amended.

     Prior to due presentment for registration of transfer, the Company, the
Warrant Agent, and any agent of the Company or the Warrant Agent, may deem and treat the registered owner hereof as the absolute owner of the Warrants evidenced hereby (notwithstanding any notation of ownership or other writing hereon) for any purpose whatsoever, and as the person entitled to exercise the rights represented by the Warrants evidenced hereby, and neither the Company nor the Warrant Agent, nor any agent of the Company or the Warrant Agent, shall be affected by any notice to the contrary.

     The Warrant Agent shall, in accordance with the Warrant Agreement, from time to time register the transfer of this Global Warrant Certificate in its records (which may be maintained electronically) to be maintained by it for that purpose at the Warrant Agent's Office upon surrender hereof, duly endorsed, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder hereof or by the duly appointed legal representative or duly authorized attorney thereof, such signature to be guaranteed by a bank or trust company with a correspondent office in New York City or by a member of a national securities exchange. Upon any such registration of transfer, a new Global Warrant
Certificate shall be issued to the transferee.

     The Warrant Agreement and the terms of the Warrants are subject to amendment, as provided in the Warrant Agreement.

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     THIS GLOBAL WARRANT CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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     IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be duly executed.

Dated:         May 11, 2005            LEHMAN BROTHERS HOLDINGS INC.
         ---------------------------

                                       By: /s/  James J. Killerlane III
                                           -------------------------------
                                           Name: James J. Killerlane III
                                           Title: Vice President

Attest:

      /s/  Jin Lee
------------------------------------
Assistant Secretary

Countersigned for authentication
purposes only as of the
date above written:

CITIBANK, N.A.
as Warrant Agent,

By:   /s/ John W. Reasor
    --------------------------------
     Authorized Officer

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